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                                                                    Exhibit 10.5


DATED                              3rd April                                1998
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                     GEMINI SUBMARINE CABLE SYSTEM LIMITED

                                    - and -

              TELEMONDE INTERNATIONAL BANDWIDTH (BERMUDA) LIMITED

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                            CAPACITY SALES AGREEMENT

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                             Taylor Joynson Garrett
                                   Carrnelite
                             50 Victoria Embankment
                                  Blackfriars
                                 London EC4YODX

                                  Ref: EPM/SIS
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THIS AGREEMENT is made 3rd April 1998

BETWEEN

(1) GEMINI SUBMARINE CABLE SYSTEM LIMITED, a company existing under the laws of Bermuda and having its principal office at Clarendon House, Church Street, Hamilton, HMCX 12, Bermuda (hereinafter called "Gemini"), and

(2) TELEMONDE INTERNATIONAL BANDWIDTH (BERMUDA) LIMITED a company incorporated in Bermuda with its principal place of business at Argonaut House, 5 Park Road, Hamilton, (hereinafter called "Carrier User").

INTRODUCTION

(A) Gemini has designed, and is in the process of constructing or arranging for the construction of, a fibre optic submarine and terrestrial cable network capable of providing telecommunications services from London, England to New York, New York, which network will consist of the Backhaul and the Gemini System, as hereafter defined (the "Gemini Network"). The Gemini Network will be operated and managed by Gemini.

(B) Carrier User desires to purchase from Gemini, and Gemini is willing to sell to Carrier User, an IRU (as hereinafter defined) in the amount of capacity on all or a portion of the Gemini Network as described in
      Schedule 1.

(C) Gemini and Carrier User (hereinafter referred to as the Parties, and each as a Party) desire to enter into this Agreement to set forth the terms and conditions under which the Capacity (as hereinafter defined) will be sold to Carrier User.

AGREED TERMS

Now therefore, the Parties hereto, in consideration of the mutual covenants herein expressed and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, covenant and agree with each other as follows:
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1.    Definitions

      Unless otherwise defined in this Agreement, the following capitalised terms used in this Agreement shall have the applicable meaning set forth below. Words and phrases defined in the text shall have the same meaning wherever else found in this Agreement.

      "Affiliate" means an entity that is, in respect of any one entity, any other entity that controls, is controlled by, or is under common control with that entity, control being defined as direct or indirect ownership of more than fifty percent (50%) in value of the outstanding voting stock, or other form of interest in the capital of, or of a partnership or other interest in, an entity;

      "Agreement" means this agreement together with the Schedules hereto;

      "Associate" means an entity or person that is, with respect to any one entity or person, any other entity or person that has a direct or indirect interest of at least 25% in such entity;

      "Backhaul" means, collectively, the US Backhaul and the UK Backhaul as such terms are defined in the C&MA;

      "Capacity" means the amount of the capacity purchased by Carrier User on all or a portion of the Gemini Network as described in Schedule 1;

      "Carrier User's Network Control Centre" means such place as Carrier User may notify to Gemini from time to time;

      "C&MA" means the Construction, Operation and Maintenance Arrangement for the Gemini System of even date attached hereto as Schedule 3 as amended from time to time in accordance with the provisions set out in the C&MA;

      "DS-3" means a 44.736 Mbit/sec both way digital line section passing between two System Interface Points, together with the interconnection interfaces pertaining thereto in accordance with ITU-TS recommendations;


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      "E-1" means a 2.048 Mblt/sec both way digital line section passing between two System Interface Points, together with the interconnection interfaces pertaining thereto, in accordance with ITU-TS recommendations;

      "Founding Parties" means MFS Cableco (Bermuda) Ltd., and Cable and Wireless PLC;

      "Gemini Market Price" means, as of the date of determination, the most recent price at which Gemini has sold or is willing to sell a unit of capacity on the Gemini Network equivalent to the Capacity to a person not Affiliated with Gemini or the Founding Parties, on terms and conditions consistent with this Agreement;

      "Gemini System" has the meaning set forth in the C&MA;

      "Granting Date" means the date upon which the grant by Gemini to Carrier User of an IRU in the Capacity shall become effective in accordance with Clause 2.2;

      "IRU" means the "indefeasible right of use" of a unit of capacity on all or a portion of the Gemini Network for the System Lifetime;

      "LIBOR Rate" means the arithmetic mean of the offered rates of leading banks for London Interbank deposits expressed as a rate per annum, for deposits in US Dollars for three months as displayed on the LIBOR page of the Reuters Monitor Money Rate Services at or about 11.00 am on the date on which the LIBOR Rate is to be determined;

      "Market Price Differential" means, as of the date of determination, the amount by which the Purchase Price hereunder exceeds the Gemini Market Price;

      "Network Ready for Customer Service Date" or "RFCS Date" means 28 February 1998 being the date from which the first portion of the Gemini Network (i.e., the southern submarine cable route linking Perthcurno, United Kingdom to Manasquan, New Jersey, together with associated backhaul systems linking Perthcurno and London, England and


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      Manasquan, New Jersey and New York, New York in the United States) was
      ready for the provision of commercial services from London, England to New York, New York;

      "Network Ready for Service Date" or "RFS Date" means the date on which the complete Gemini Network (including all associated backhaul systems) is ready for the provision of commercial service from London, England to New York, New York, as certified by Gemini, which is projected to be the 31 October 1998.

      "O&M Costs" means all and any costs and expenses reasonably incurred by or on behalf of Gemini in connection with the operation, maintenance and repair of the Gemini System as set forth in Schedule 1 and as described in more detail in the C&MA;

      "Purchase Price" means the price of the IRU for the Capacity, as defined in Clause 3;

      "Restoration Charges" means the charges payable by Carrier User to Gemini in respect of the restoration of the Capacity on another cable system as specified in Schedule 1;

      "STM-1" means a 155.220 Mblt/sec both way digital line section passing between two System Interface Points together with the interconnection interfaces pertaining thereto, in accordance with ITU-TS recommendations;

      "System Interface Points" has the meaning set forth in the C&MA; and

      "System Lifetime" means the lifetime of the Gemini Network from the RFCS Date until the Gemini System is retired in accordance with the C&MA.

      For the avoidance of doubt operative terms set out in Schedules to this Agreement shall have the same force and effect as if they were set out in the body hereof save that in the event of an inconsistency between a term in the body hereof and a Schedule, that in the body hereof shall prevail.

2.    Grant of IRU


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2.1.1 Gemini grants to Carrier User the right to call off Capacity up to a maximum of STM16 subject to and in accordance with the terms of this Agreement.

2.1.2 Gemini grants to Carrier User with effect from the Granting Date in respect of each unit of STM1 and in consideration for the payment by Carrier User to Gemini of the Purchase Price (or the relevant proportion thereof) and the O&M Costs an IRU in the Capacity, subject to the terms and conditions set forth in this Agreement.

2.2 Subject to Schedule 1 Carrier User may by 30 days written notice to Gemini request the activation of the Capacity in respect of each unit of STM1 and Gemini shall use all reasonable endeavours to make that Capacity available to Carrier User with effect from the expiry of the notice. The Carrier User shall call off the Capacity in accordance with Schedule 1. Providing in all cases that Carrier User shall have made payment to Gemini of amounts falling due on or prior to such date, the date of activation in accordance with this Clause 2.2 shall be the Granting Date.

2.3 Gemini will notify the Carrier User as soon as reasonably practicable of any changes in the scheduled RFS Date. Gemini does not warrant or gurantee that the RFS Date will occur at all or on the scheduled date. Neither Gemini nor the Founding Parties will be liable to Carrier User for any costs or damages, if any, if and when the RFS Date does not occur or is delayed for any reason. Notwithstanding the foregoing if the RFS Date does not occur by 31 December 1998, Carrier User may elect to terminate this Agreement. If Carrier User elects to terminate this Agreement, this Agreement will be null and void, and neither Party shall have any liability to the other hereunder except that Gemini shall return to Carrier User any portion of the Purchase Price paid by Carrier User to Gemini.

2.4 The Capacity called off shall be made available to Gemini (or to its subsidiaries or agents), at such times as shall be mutually agreed by Carrier User and Gemini, to permit Gemini to conduct such necessary tests, adjustments and work as may be required for such Capacity to be maintained in efficient working order.

2.5 In the event that Gemini shall require access to the Capacity for the purpose of conducting tests, adjustments or work in accordance with Clause 2.4, it shall, so far as reasonably


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      practicable, deliver to Carrier User not less than 5 business days'
      written notice of such tests, adjustments or work (the "Scheduled Work"). In the event that the delivery by Gemini to Carrier User of such notice is not reasonably practicable, Gemini shall contact Carrier User's Network Control Centre (and/or such other places as Carrier User may designate from time to time) by telephone immediately prior to the commencement of any such tests, adjustments or work. All such tests, adjustments and work shall be performed at such times and in such manner as shall minimise any interruption in or interference with the Capacity. Gemini shall use all reasonable endeavours to ensure that such restoration facilities shall be available to Gemini as shall minimise any interruption to the Capacity during the conduct of any such tests, adjustments or work.

2.6 The communications capability of any of the Capacity may be optimised by Carrier User by the use of equipment which will more efficiently use such Capacity, provided that the use and operation of such equipment by Carrier User or any person or entity claiming through or under Carrier User shall not be such as to (i) cause any interruption of, or interference to, the use of any other capacity on the Gemini Network, (ii) prevent use of similar equipment by other owners or operators of the Gemini Network,
      (iii) impair privacy of any communications over such facilities, (iv) cause damage to any plant or equipment; or (v) create hazards to employees, Affiliates or Associates of Gemini, Carrier User, or any other user, owner or operator of the Gemini Network or the public; and provided, further, that Carrier User shall indemnify Gemini and the Founding Parties in connection with the use of any such equipment by Carrier User or any person or entity claiming through or under Carrier User in accordance with the provisions of Clause 7. Such equipment, if used, shall not constitute a part of the Gemini Network. In addition, Carrier User shall bear the reasonable cost of any additional protective apparatus properly required to be installed because of the use of such facilities by Carrier User, any lessees of Carrier User, or any customer or customers of Carrier User or of any such lessee.

2.7 Carrier User shall, in any agreements with third parties for the sale of any interests in the Capacity, include in such agreements provisions substantially in the form of those contained in Clause 2.6.


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2.8   Gemini shall in all agreements between Gemini and any purchaser from
      Gemini of capacity on the Gemini Network include in such agreements provisions substantially in the form of those contained in Clause 2.6.

3.    Payment for IRU; Payment Procedures

3.1 In consideration for the grant to Carrier User of an IRU of the Capacity, Carrier User shall pay to Gemini the amounts stated in Schedule 1 (collectively, the "Purchase Price") on the respective dates set forth in such Schedule. Payment shall be made by Carrier User in an amount that is equal to the full amount stated in Schedule 1 without reduction for any deduction or withholding for or on account of any tax, duty or other charge of whatever nature imposed by any taxing authority.

      Notwithstanding the foregoing, if at any time during the period commencing on the date hereof and expiring on 28th of February 1999, the Purchase Price payable hereunder shall exceed the Gemini Market Price for equivalent Capacity, Gemini shall promptly notify Carrier User of such event, and the Purchase Price shall be reduced automatically to the Gemini Market Price for equivalent Capacity. The Market Price Differential shall be credited first against any then unpaid balance of the Purchase Price, then Gemini shall pay to Carrier User the amount of such excess within thirty (30) days. Gemini shall promptly refund to Carrier User the amount by which the Purchase Price (to the extent paid to Gemini hereunder) exceeds the Gemini Market Price for equivalent Capacity.

3.2 The Purchase Price specified in Clause 3.1 shall be due and payable according to the terms set out in this Clause 3 and Schedule 1, and any O&M Costs payable by Carrier User to Gemini hereunder shall be paid within 30 days following the date on which Gemini has delivered an invoice to Carrier User or otherwise in accordance with Clause 4 below for such amounts as shall be due hereunder. All payments made by Carrier User under this Clause 3 shall be made without any deduction or withholding for or on account of any tax, duty or other charges of whatever nature imposed by any taxing or governmental authority (collectively, Taxes). If Carrier User is required by law to make any deduction or withholding from any payment due hereunder to Gemini then, notwithstanding anything to the contrary contained in this Agreement, the gross amount payable by Carrier User to


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      Gemini will be increased so that, after any such deduction or withholding for Taxes, the net amount received by Gemini will not be less than Gemini would have received had no such deduction or withholding been required.

3.3 Gemini shall render any invoices under this Agreement in U.S. dollars, and Carrier User shall pay the amounts due in U.S. dollars. Carrier User shall make said payments to Gemini in immediately available funds. For the avoidance of doubt, Gemini shall not be obliged to activate any Capacity unless or until all payments in respect thereof have been made.

3.4 Except in respect of invoices in respect of part of the Purchase Price (which shall be payable in accordance with Schedule 1) invoices shall be deemed to have been accepted by Carrier User if Carrier User does not present a written objection to Gemini on or before the date when payment is due, otherwise any objection shall be made within 14 days of receipt of the invoice. If such objection is made, Carrier User shall pay the undisputed portion of such invoice in accordance with Clause 3.2 and the Parties shall make all reasonable efforts to resolve such dispute promptly.

3.5 In the event that the Parties shall fail, within 30 days of service of a written objection in accordance with Clause 3.4, to resolve any dispute, either Party shall be entitled to refer the matter to an independent expert for resolution. The identity of any independent expert appointed in accordance with this Cause 3.5 shall be agreed between the Parties or, in the event of a failure to agree, shall be appointed by the President of the International Accounting Standards Bureau. Any person appointed in accordance with this Clause 3.5 shall act as expert and not as arbitrator.

3.6 The Parties shall, within 10 days of the appointment of an expert in accordance with Clause 3.6, deliver to the expert such documents, data and other information as he may require to enable him to reach a decision.

3.7 The expert shall be required to deliver a reasoned decision within 60 days of his appointment in accordance with Clause 3.5. In the absence of manifest error such decision shall be final and binding upon the Parties. The costs of, and expenses occasioned by, any


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      expert appointed in accordance with this Cause 3 shall be borne in the proportions determined by such expert.

3.8 Amounts invoiced and not paid when due shall (unless the subject of a written objection notified by Carrier User to Gemini in accordance with Clause 3.4) include extended payment charges from the day following the day on which payment was due and until paid. Overpaid amounts, refunded to Carrier User pursuant to this Agreement, shall incur extended payment charges from the day following the day when the overpayment was made until the day when the refund is made. In the event any sums are withheld in accordance with Clause 3.4, following resolution of the relevant dispute either in accordance with Clauses 3.4 or 3.5 (as the case may be), the sum then payable shall include extended payment charges from the day following the day on which payment was due in accordance with the relevant invoice and until paid. For the purposes of this Agreement, such extended payment charges shall be computed in accordance with the following:

      (a) any invoice rendered under this Agreement which is not paid when due shall accrue interest at the annual rate of three (3) percentage points greater than the applicable LIBOR Rate in effect on the first business day of the month in which the payment is due, from the day following the date payment of any such invoice was due or the overpayment was made, until such invoice is paid in full.

      (b) in the event that applicable law does not allow the imposition of such financial charges at the rate established in accordance with this Clause, financial charges shall be at the highest rate permitted by applicable law, which in no event shall be higher than the rate computed in accordance with this Clause.

      (c) any overpayment shall accrue interest at the rate of three (3) percentage points greater than the applicable LIBOR Rate in effect on the first business day of the month in which the overpayment was made.

3.9 In the case of invoices containing costs invoiced on a preliminary billing basis, appropriate adjustments will be made in subsequent invoices promptly after the actual costs involved are determined or, in the event that no subsequent invoices are to be rendered against


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      which credits or deductions may be applied, Gemini shall pay to Carrier
      User or Carrier User shall pay to Gemini, as applicable, the amount of any such credit.

4.    Obligation to Pay O&M Costs

4.1 Gemini will furnish to Carrier User and maintain (or cause to be furnished to Carrier User and maintained) the Capacity in accordance with Schedule 1 and in accordance with the terms of the C&MA.

4.2 Gemini shall ensure that restoration arrangements are put in place with other cable systems in accordance with the terms of the C&MA. Subject to Clause 4.3, in the event that the Capacity and any in-system restoration shall become unavailable during the System Lifetime, Gemini shall as soon as practicable take all reasonable steps to arrange restoration of the Capacity or so much of it as it is practicable and reasonable so to do on another cable system and Carrier User shall pay the Restoration Charges therefor.

4.3 In the event that Carrier User shall by 30 days written notice to Gemini confirm to Gemini that in the circumstances specified in Clause 4.2 it shall not require restoration of the Capacity, Gemini shall not be obliged to restore the Capacity and Carrier User shall not be liable for payment of any Restoration Charges accruing from the date of expiry of the notice aforesaid.

4.4 Subject to Clause 3.4, Carrier User shall pay to Gemini the O&M Costs as set out in Schedule 1 in accordance with Schedule 1 and Clause 3 hereof.

4.5 Gemini shall keep and maintain for a period of five years from the date thereof such records and accounts of Gemini's costs and expenses included in the O&M Costs as may be appropriate to support the billing of any such costs by Gemini to Carrier User. Carrier User shall have the right to review during normal business hours, upon reasonable prior written notice of not less than ten (10) business days, any such books, records, vouchers, accounts and costs, subject to Gemini's right to recover from Carrier User the reasonable costs incurred in complying with such review.


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5.    Warranties

5.1   Carrier User Warranties

      Carrier User hereby warrants to Gemini as follows:

      (a) Carrier User is a limited liability company, duly organised and validly existing under the laws of its state or jurisdiction of organisation, is qualified to do business in all jurisdictions (domestic and foreign) in which such qualification is required by applicable law, and has the requisite authority to execute this Agreement and to perform its obligations hereunder;

      (b) this Agreement constitutes a valid and binding obligation of Carrier User, enforceable against Carrier User in accordance with its terms;

      (c) there are no pending, or, to Carrier User's knowledge, any threatened claims, actions, suits, audits, investigations or proceedings by or against Carrier User which could have a material adverse effect on Carrier User's ability to perform its obligations under this Agreement;

      (d) Carrier User has obtained and shall use commercially reasonable efforts to maintain in good standing, all such consents, approvals, licenses, permits and other approvals, both governmental and private, as may be necessary to permit Carrier User to perform its obligations under this Agreement and to acquire and use the Capacity;

      (e) Carrier User shall perform its obligations under this Agreement and use the Capacity in a manner consistent with applicable law, and shall not use, or knowingly permit the use of the Capacity, for any illegal purpose or in any other unlawful manner;

      (f) Carrier User shall not create or permit to exist, any liens, encumbrances or charges to be placed upon the Capacity or Carrier User's rights under this Agreement other


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            than liens, encumbrances or charges of financial institutions or others against Carrier User's assets generally in connection with financing arrangements by Carrier User; and

      (g) Carrier User shall use the Capacity and shall cause all other persons using the Capacity to use such Capacity in such a manner so as not to cause any interruption of, or interference to, the Gemini Network, or the use of any other capacity on the Gemini Network.

      (h) (i) Carrier User represents and warrants that no employee of any Cable & Wireless PLC group company or any WorldCom Inc. group company is directly or indirectly interested in any Carrier User group company;

            (ii) Carrier User further represents and warrants that the ultimate shareholders of the group of companies of which Carrier User is a member are as detailed in the attached schedule and that the persons ultimately and beneficially interested in such shareholders are also as detailed in the attached schedule;

            (iii) In consideration of Gemini completing this Agreement, Carrier User undertakes to Gemini (as trustee for itself and Cable & Wireless PLC and WorldCom Inc.) that it will not knowingly permit any employee of any Cable & Wireless PLC group company or WorldCom Inc. group company (whilst they remain an employee thereof) to be directly or indirectly interested in any Carrier User group company; and

            (iv) Without prejudice to the generality of the preceding paragraph, Carrier User further undertakes that if and until such time as Mr Harry Pomeroy shall cease to be an employee of any WorldCom Inc. group company, that he shall not be directly or indirectly interested in any Carrier User group company.

            For the purposes hereof:


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            "Cable & Wireless group company" means Cable & Wireless PLC, its subsidiaries and subsidiary undertakings;

            "WorldCom Inc. group company" means WorldCom, its subsidiaries and subsidiary undertakings;

            "Carrier User group company" means Carrier User, its subsidiaries and subsidiary undertakings and any holding company of Carrier User and all other subsidiaries and subsidiary undertakings of such holding company;


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            "subsidiary" and "subsidiary undertaking" shall have the meanings given to such terms by the Companies Act 1985 (as amended).

5.2   Gemini Warranties

      Gemini hereby warrants to Carrier User as follows:

      (a) Gemini is a company duly organised and validly existing under the laws of Bermuda, is qualified to do business in all jurisdictions where such qualification is required by applicable law, and Gemini has the requisite authority to execute this Agreement and to perform its obligations hereunder;

      (b) this Agreement constitutes a valid and binding obligation of Gemini, enforceable against Gemini in accordance with its terms;

      (c) there are no pending, or, to Gemini's knowledge, threatened claims, actions, suits, audits, investigations or proceedings by or against Gemini which could have a material adverse affect on Gemini's ability to perform its obligations under this Agreement.

      (d) Gemini has obtained or procured and shall use commercially reasonable efforts to maintain or procure are maintained in good standing, all necessary consents, approvals, licences, permits and other approvals, both governmental and private, as are necessary to permit Gemini to perform its obligations under this Agreement and to provide and maintain the Gemini Network;

      (e) Gemini shall perform its obligations under this Agreement and provide the Capacity in accordance with Schedule 1;

      (f) Gemini shall perform or ensure that the construction, maintenance and operation services as set out in this Agreement and the C&MA are performed:


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            (i)   with all reasonable skill and care and in accordance with
                  recognised standards of a competent provider of maintenance services in a manner consistent with applicable law; and

            (ii) are carried out at all times by appropriately qualified personnel.

            Gemini shall not use, or if and to the extent that Gemini has an enforceable contractual right against any other carrier user, knowingly permit the Gemini Network to be used by any other carrier user for any illegal purpose or in any unlawful manner; and

      (g) Gemini shall indemnify and hold harmless Carrier User in respect of all and any losses and damages costs and expenses (including reasonable legal costs and expenses) arising out of any claims or proceedings (whether successful or not) against Carrier User, regarding patents, copyright or any other intellectual property rights owned by any third party, resulting from Carrier User's use of the Capacity in accordance with the terms of this Agreement, providing that Gemini shall have sole conduct of such claims or proceedings. In the event that the use by Carrier User of the Capacity in accordance with the terms of this Agreement shall infringe the patents, copyrights or other intellectual rights of any third party, Gemini shall obtain or procure by whatever means it shall deem appropriate at its own cost and expense the right for Carrier User to use the Capacity in accordance with the terms of this Agreement.

6.    Default

6.1.1 Carrier User Default

      Upon the occurrence of any of the following events, and subject to Clause
      6.1.2 Gemini shall be entitled: (i) upon ten (10) business days (being any day which is not a Saturday or a Sunday or a public holiday in the country where the notice is to be served) written notice to Carrier User to terminate this Agreement and to reclaim the IRU granted hereunder, and save as set out below shall be relieved of any liability arising to Carrier User out of such termination and reclamation; and (ii) shall be entitled to pursue any and all rights and legal


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      and equitable remedies (including its rights and remedies to enforce
      Carrier User's obligations under this Agreement):

      (a) subject to the provisions of Schedule 1, if Carrier User fails to make any payment when due under this Agreement, fails to perform any of its material obligations under this Agreement, or is otherwise in breach of and material representation, warranty, covenant or other obligation under this Agreement, which event remains uncured for a period of sixty (60) days following receipt by Carrier User of written notice of any such breach or failure (which notice Gemini agrees to send also to the sub IRU holder to whom Carrier User has granted rights in respect of the Capacity and whose details Carrier User has previously provided to Gemini); or

      (b) in the event that: (i) an effective resolution or petition is passed or presented for the dissolution or winding up Carrier User, except for the purposes of bona fide amalgamation, merger or restructuring;
            (ii) a receiver or administrative receiver is appointed over the whole or any part of the undertaking property or assets of Carrier User; and/or (iii) Carrier User becomes insolvent or makes any special arrangements, composition or any special assignment for the benefit of its creditors.

            Without prejudice to the rights of Gemini pursuant to this Clause, following the issue of a notice of termination by Gemini, in accordance with this Clause Gemini agrees:

            (a) to provide to such banks or financial institutions as notified to Gemini by Carrier User from time to time and prior to termination of this Agreement (the "Banks") a copy of the said notice at the time it is served; and

            (b) insofar as is reasonably practicable, to consult with the Banks in relation to the proposed termination.

6.1.2 In the event that Gemini shall become entitled to terminate this Agreement in accordance with Clause 6.1.1 (save in relation to a breach by Carrier User of its obligations arising under paragraph 1.2 of Schedule 1 (as qualified by paragraph 1.4 of Schedule 1)) on the occurrence of the first breach or default giving rise to a right of termination, Gemini's right to terminate this Agreement will be limited to the one or more STM1 units to which such breach or default relates. Subject as aforesaid, this Agreement will continue in full force and effect provided that Carrier User shall cease to be entitled to draw down any further STM1 Units in accordance with Schedule 1 and the Purchase Price in relation to these remaining STM1 Units then held by Carrier User shall be retrospectively adjusted upwards in accordance with Gemini's pricing tariff then in force in relation to the Capacity for which Carrier User then holds on IRU, to take account of the fact that the Purchase Price was based upon volume discounts based upon an STM16. On the occurrence of a second breach or default giving rise to a right to terminate, the preceding paragraph will apply in all respects. On the occurrence of a third breach or default giving rise a right to terminate, Gemini shall be entitled to terminate this Agreement in its entirety.

6.2.1 Gemini Default

      Upon the occurrence of any of the following events, Carrier User (i) shall be entitled, upon ten (10) business days (as defined in Clause 6.1) written notice to Gemini to terminate this Agreement and shall be relieved of any liability arising to Gemini out of such termination; and (ii) shall be entitled to pursue any and all rights and legal aid equitable remedies (including its rights and remedies to enforce Gemini's obligations under this Agreement). In the event that Carrier User shall terminate this Agreement, Gemini shall be entitled forthwith to reclaim the IRU granted hereunder and Gemini shall make payment to Carrier User of a proportion of the Purchase Price pro rated over the System Lifetime.

      (a) If Gemini falls to perform any of its material obligations under this Agreement, or is otherwise in breach of any material representation, warranty, covenant or other obligation under this Agreement, which event remains uncured for a period of thirty (30) days following receipt by Gemini of written notice of any such breach or failure; or

      (b) in the event that: (i) an effective resolution or petition is passed or presented for the dissolution or winding up of Gemini, except for the purposes of bona fide amalgamation, merger or restructuring;
            (ii) a receiver or administrative receiver is appointed over the whole or any part of the undertaking property or assets of Gemini; and/or (iii) Gemini becomes insolvent or makes any special arrangements, composition or any special assignment for the benefit of its creditors.

6.3 In the event that any regulatory or governmental authority directs or threatens to direct either Party to terminate this licence or in the opinion of experienced regulatory counsel in the relevant jurisdiction any necessary licence is likely to be revoked or expire and not immediately be replaced the parties shall (with time being of the essence) forthwith negotiate in good faith any necessary amendments to the Agreement or as to what other action is necessary to avoid the direction or revocation or have it or its threat reversed. If the continued operation of the Gemini Network is solely as a result of the act or omission of Carrier User jeopardised, then it shall be deemed to be an event giving rise to Gemini having the right to terminate pursuant to clause 6.1.1 above.

7.    Limitation of Liability

7.1   Neither Party's liability:

      (a) for death or personal injury resulting from the negligence of either Party; or

      (b) in relation to any other liability which may not by applicable law be excluded or limited;

      is excluded or limited.

7.2 Gemini shall not be liable to the Carrier User for any loss or damage caused by or arising out of any temporary or permanent failure or disruption of the Gemini Network or any facilities associated therewith or for any interruption of service (without prejudice, in each ease, to any respective rights or liabilities of the parties under any other agreements relating to the Gemini Network), except as expressly provided in this Agreement save for loss or damage arising from the negligence or recklessness of Gemini or otherwise its breach of the terms hereof.

7.3 In no event shall either Party or their respective Affiliates be liable to the other, or any person or entity claiming through either Party, nor shall either Party or any of its Affiliates be liable to the other, the Founding Parties or their respective Affiliates in contract, tort

      (including negligence) or otherwise arising under or in connection with this Agreement for any indirect or consequential loss or damage howsoever arising, which term shall include, but not be limited to, loss of business, anticipated savings or profits.

7.4 Subject to Clauses 7.3 and 7.5, each Party (the "First Party") shall indemnify and hold harmless and defend the other Party and each of their respective officers, directors, employees, representatives and agents from and against all claims, demands, actions, suits, proceedings, writs, judgements, orders and decrees brought, made or rendered against them or any of them and all damages, losses and expenses suffered or incurred by them or any of them howsoever arising out of or related to the breach by the First Party of any of the terms of this Agreement.

7.5 The First Party shall notify the other Party forthwith of any claim, demand, action, suit, proceeding, writ, judgement, order or decree falling within the scope of Clause 7.3 and shall permit the other Party sole conduct of the same and shall provide reasonable assistance in relation thereto, subject to the payment by the other Party of the First Party's reasonable costs and expenses.

8.    Force Majeure

      Neither Party (the "affected party"), the Founding Parties nor their respective Affiliates, shall be liable to the other Party for the failure to perform any obligation hereunder, or any loss or damage which may be suffered by the other Party or any person or entity claiming through or under the other Party for, due to any cause beyond the affected Party's reasonable control, including without limitation, any acts of God, inclement weather, failure or shortage of power supplies, unavailability of materials, flood, drought, lightening or fire, strike (not affecting the affected party's employees), lockout, trade dispute or labour disturbance, the act or omission of government, highways, authorities, other telecommunications operators, administrations or other competent authority, military operations, riot.

9.    Assignment

9.1 Neither Party shall assign any or all of us rights or obligations arising under this Agreement or otherwise with respect to the Gemini Network without the prior written consent of the other in each instance. Notwithstanding the foregoing:

      (a) Carrier User may assign its rights and obligations arising under this Agreement or otherwise with respect to the Gemini Network to an Affiliate or Associate of Carrier User, or to a successor to all, or a substantial part of the business of Carrier User, provided that, should such Affiliate or Associate cease to be an Affiliate or Associate of Carrier User, Carrier User will procure that its rights and obligations, arising under this Agreement are reassigned to Carrier User or an Affiliate or Associate thereof.

      (b) Carrier User may grant rights in some or all of the Capacity to such licensed or otherwise legally qualified entities as Carrier User deems appropriate provided that notwithstanding any such grant pursuant to this Clause (b), Carrier User shall remain fully and completely liable for the performance of all of the obligations of the Carrier User and any grantee of Carrier User hereunder, and Gemini shall have no obligation to recognise or in any manner deal with any grantee of Carrier User. For the avoidance of doubt, notwithstanding any grant permitted hereunder, any and all notices, invoices, bills and correspondence to be delivered by Gemini hereunder shall be delivered only to Carrier User and Carrier User shall ensure and, be responsible for, the grantee's compliance with all of the obligations, representations and warranties of Carrier User under this Agreement. Any attempted assignments by Carrier User not in accordance with this Clause 9 shall be void.

9.2 Upon the assignment by either Party of its rights and obligations under this Agreement in accordance with this Clause 9, the assignor shall forthwith:

      (a)   notify the other Party; and

      (b) procure that the assignee shall enter into an agreement with the remaining Party on the terms of this Agreement.

9.3 Notwithstanding clause 9.1(b) above, in the event Carrier User grants rights in all or a portion of the Capacity pursuant to Clause 9.1, for purposes of administering the network operation centre of the Gemini Network (the NOC), Carrier User may notify Gemini of grants of whole or half circuits of Capacity at the STM-1 level. Subject to the provisions of Clause 9.1, upon Gemini's confirmation of such granting of Capacity by the Carrier User at the STM-1 level, Gemini will recognise the grantee described in such notice as the holder of certain stated capacity on the Gemini Network solely for purposes of administering the NOC. Gemini will use its reasonable efforts to deliver such confirmation to Carrier User with thirty (30) days of Gemini's receipt of Carrier User's notice. Carrier User's notification shall include the following information: (a) the name and address of the assignee; (b) the interest in the Capacity transferred; (c) the name, address, telephone number, facsimile number and e-mail address of the person (including appropriate escalation parties and procedures) authorised on behalf of the assignee to interact with the NOC;
      (d) a certification by Carrier User that, notwithstanding such grant, Carrier User shall be fully liable for the performance of all of the obligations of Carrier User under this Agreement; and (e) such other information as Gemini may reasonably request.

10.   Relationship of Parties

      The relationship of the Parties hereto shall not be that of partners or joint venturers and shall be limited to the express provisions of this Agreement. Nothing herein contained shall be deemed to constitute a partnership between them or to merge their assets or their fiscal or other liabilities or undertakings, nor shall it allow a Party to act as an agent of the other Party.

11.   Severability

      If any of the provisions of this Agreement is found by an appropriate arbitral, Judicial or regulatory authority to be void or unenforceable, such provision shall be deemed to be deleted from this Agreement and the remaining provisions shall continue in full force and effect and will be valid and enforceable to the full extent permitted by law.

12.   Headings; References

      Headings are inserted for convenience only and shall not affect the interpretation of this Agreement. References to recitals, clauses and attachments are to recitals and clauses of and Schedules to this Agreement. Unless the context otherwise requires, words importing the singular number shall include the plural and vice versa. Unless the context otherwise requires, references to a person include an individual, firm, body, corporation, unincorporated association and government or governmental, semi-governmental or local authority or agency.

13.   Entire Agreement

      This Agreement, including the Schedules hereto and for the avoidance of doubt the C&MA and any other documents of even date which the parties agree shall be included, constitutes the entire agreement between the Parties with respect to the grant of and payment for the IRU, and supersedes all prior agreements, understandings or proposals, whether oral or written, with respect to the grant of and payment for the IRU.

14.   Arbitration

      In the event that any dispute or difference whatsoever shall arise from the performance or as to the meaning of this Agreement or as to any matter or item of whatsoever nature howsoever arising out of or in connection with this Agreement, such dispute or difference shall be submitted to arbitration in accordance with the terms and conditions set out in
      Schedule 2 attached hereto save that nothing in this Clause 14 shall be deemed to preclude or limit the right of either Party to seek injunctive or other equitable relief.

15.   Increase or Decrease in Design Capacity

15.1 In consideration of the entry into this Agreement by the Carrier User, Gemini agrees to grant to the Carrier User a right of first refusal to purchase additional capacity on the Gemini Network before such additional capacity of STM16 ceases to be available for sale to Carrier User in the following terms: Gemini will provide the Carrier User with written notice prior to the date on which the last or final STM16 on the Gemini Network (the "Notice") becomes available for first sale. The Carrier User shall be entitled to request such additional capacity by giving 30 days written notice to Gemini within 30 days of receiving the Notice. Gemini shall give notice to Carrier User as soon as it is aware that the necessary capacity in the Gemini system may cease to be available.

      In the event that the Carrier User should fail to exercise its rights to purchase additional capacity then Gemini shall have no remedy for failure by the Carrier User to do so. In the absence of mutual agreement to the contrary the terms for the purchase of the further capacity as an IRU shall be the terms of this Agreement suitably amended (except in relation to the Purchase Price in relation to which the provisions of Clause 15.2 shall apply).

15.2 For the avoidance of doubt, if Carrier User purchases an IRU in a further STM1 unit or units and agrees that the purchase shall otherwise be pursuant to the terms of this Agreement the additional purchase price for each additional STM1 of Capacity shall be the Gemini Market Price for the marginal units of capacity (which shall mean for the avoidance of doubt, that account will be taken of the aggregate number of STM1 Units previously acquired by Carrier User pursuant to this Agreement). Notwithstanding the foregoing, this Clause 15.2 will not apply in the event that Gemini exercises all or any of its rights in accordance with Clause 6.1.2.

15.3 Gemini shall have authority to increase, at its own cost and expense, the initial design capacity of the Gemini Network. Gemini may afford Carrier User the opportunity to acquire such additional capacity in accordance with terms and conditions as may be proposed by Gemini from time to time.

15.4 Subject to clause 15.5, in the event that the capacity that the Gemini Network is capable of providing at the RFS Date is less than the aggregate amount of capacity purchased by all Carrier Users by reason of a failure in whole or in part of the "wave division multiplex" technology or other technology upon which the capacity of the Gemini Network is predicated, the available capacity shall be assigned to Carrier Users in proportion to their respective shares of the purchased capacity in an equitable manner as determined by the Management Committee (as defined in the C&MA). In case of such capacity reduction, Gemini will recompute the pro rata allocation of and make appropriate adjustments to the O&M Costs payable by each Carrier User.

15.5 Gemini shall not sell or offer for sale such capacity in the Gemini Network as may reasonably be anticipated to result directly (and not wholly or partially as a result of system degradation or other external factors) in a reduction in the Capacity.

16.   Export Control

      The Parties acknowledge that to the extent any products, software or technical information provided under this Agreement are, or may be subject to any applicable export laws and regulations, the Parties agree that they will not use, distribute, transfer or transmit the products, software or technical information (even if incorporated into other products) except in compliance with such export laws and regulations (or licenses or orders issued pursuant thereto). If requested by either Party, the other Party agrees to sign all necessary export-related documents as may be required to comply therewith.

17.   Continuation of Obligations

17.1 Each Party's further rights and obligations under this agreement shall cease immediately on termination of this agreement but termination shall not affect:

      (a)   a Party's rights and obligations accrued as at termination; and

      (b)   any provision of this agreement expressed to survive its termination

18.   Governing Law

      This Agreement shall be construed and governed in accordance with English law.

19.   Waiver of Immunity

      The Parties acknowledge that this Agreement is commercial in nature, and the Parties expressly and irrevocably waive any claim or right which they may have to immunity (whether sovereign immunity or otherwise) for themselves or with respect to any of their assets in connection with an arbitration, arbitral award or together proceeding to enforce this Agreement, including, without limitation, immunity, from service of process, immunity of any of their assets from pre or post judgement attachment or execution and immunity from the jurisdiction of any court or arbitral tribunal.

20.   Successors and Assigns

      This Agreement and all the provisions hereof shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and assigns.

21.   Waiver

      The waiver by any Party, in whole or in part, of a breach of or a default under any of the provisions of the Agreement, or the failure, in whole or in part, of any Party, upon one or more occasions, to enforce any of the provisions of this Agreement or to exercise any right or privilege hereunder shall not thereafter be construed as a waiver of any subsequent breach or default of a similar nature or as a waiver or any such provision, right or privilege hereunder.

22.   Counterparts

      This Agreement may be executed in counterparts, each of which when executed and delivered shall be deemed an original. Such counterparts shall together (as well as separately) constitute one and the same instrument.

23.   Notices

      Each notice, demand, certification or other communication given or made under this Agreement shall be in writing and shall be delivered by hand or sent by registered mail or facsimile transmission to the address of the Party as shown below:

            If to Carrier User:
            Registered office of Telemonde International Bandwidth (Bermuda) Limited
            Argonaut House
            5 Park Road
            Hamilton
            Bermuda

            with a copy to

            Telemonde Limited
            2nd Floor
            54 Grosvenor Street
            London W1X OEU

            Attention: Ray Durton

            If to Gemini:

            Gemini Submarine Cable System Limited
            Clarendon House
            Church Street
            Hamilton, HM 12
            Bermuda
            Attention: Managing Director with a copy to:

            Gemini Submarine Cable System (UK) Limited
            10 Fleet Place
            London EC4M 7RB
            Attention: Managing Director
            Fax: + 44 171 570 6500

      or such other address as such Party may notify in writing to the other. Any such notice, demand or other communication shall be deemed to have been received, if delivered by hand, at the time of delivery or, if posted, at the expiration of seven
      (7) days after the envelope containing the same shall have been deposited in the post maintained for such purpose, postage prepaid, or, if sent by facsimile, at the date of transmission if receipt is followed by postal notice.

24.   Amendments

      This Agreement and any of its provisions may be altered or added to only by another agreement in writing signed by a duly authorised person on behalf of each of the Parties.

25.   Performance of Agreement

      No license under patents is granted by Gemini or shall be implied or arise by estoppel in Carrier User's favour with respect to any apparatus, system or method used by Carrier User in connection with the use of the Capacity.

26.   Registration

      If there is a provision of this Agreement, which causes or would cause this Agreement to be subject to registration under the Restrictive Trade Practices Act 1976 (as amended), then that provision shall not take effect until the date after particulars of this Agreement have been furnished to the Director General of Fair Trading pursuant to section 24 of the Restrictive Trade Practices Act 1976 (as amended).

27.   Confidentiality

      The terms and provisions of this Agreement are confidential in nature and shall not be disclosed by Carrier User, or furnished by Carrier User, to any other person or entity without Gemini's prior written consent in each instance except:

      (a) to any officer or employee or contract staff who may reasonably need to know it provided that such information is disclosed on the basis that it is confidential; and

      (b) as required to be disclosed by law or regulation or to professional advisers of the Party concerned.

In addition, Gemini may disclose to Carrier User the amount of capacity acquired and activated by other purchasers of capacity in the Gemini Network and Carrier User shall keep such information confidential in accordance with the provisions of this Clause and shall limit its dissemination to only those of its employees with a need to know the information in connection with the verification of O&M Costs charges to Carrier User.

IN WITNESS whereof, the duly authorised signatories of the Parties have signed this Agreement on the date first set herein.

ACKNOWLEDGED and ACCEPTED           )
by GEMINI SUBMARINE CABLE           )
SYSTEM LIMITED for and on behalf of )     /s/ [ILLEGIBLE]

      -------------------------------

                                     [Director][Officer duly authorised to sign]

                                     Dated 3rd April 1998
                                           -------------------------------------

ACKNOWLEDGED and ACCEPTED           )
by TELEMONDE INTERNATIONAL          )
BANDWIDTH (BERMUDA) LIMITED         )
for and on behalf of                )     /s/ S. Williams

      -------------------------------

                                     [Director][Officer duly authorised to sign]

                                     Dated 3rd April 1998
                                           -------------------------------------